EXHIBIT 4.2

     INFORMIX CORPORATION

     NONQUALIFIED STOCK OPTION AGREEMENT


     1. Grant of Option. Informix Corporation (the "Company") hereby grants to ____________ (the "Employee") under the Informix Corporation 1994 Stock Option and Award Plan (the "Plan"), as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, a nonqualified stock option to purchase, on the terms and conditions set forth in this Agreement and the Plan, all or any part of an aggregate of __________ shares of authorized shares of common stock, $0.01 par value, of the Company ("Common Stock"), at the purchase price set forth in paragraph 2 of this Agreement. The option granted hereby is not intended to be an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

     2. Exercise Price. The purchase price per share (the "Option Price") shall be $__________, which is the fair market value per share of the Common Stock on ___________, the effective date of this Agreement. The Option Price shall be payable in the legal tender of the United States or its equivalent.

     3. Number of Shares. The number and class of shares specified in paragraph 1 above, and/or the Option Price, are subject to appropriate adjustment in the event of changes in the capital stock of the Company by reason of stock dividends, split-ups or combinations of shares, reclassifications, mergers, consolidations, reorganizations or liquidations. Subject to any required action of the stockholders of the Company, if the Company shall be the surviving corporation in any merger or consolidation, the option granted hereunder (to the extent that it is still outstanding) shall pertain to and apply to the securities to which a holder of the same number of shares of Common Stock that are then subject to the option would have been entitled. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

     4. Commencement of Exercisability. Except as otherwise provided in this Agreement, the right to exercise the option awarded by this Agreement shall accrue as to 25% of the shares subject to such option on the first anniversary of the date of this Agreement, and as to an additional 25% on each succeeding anniversary date, until the right to exercise this option shall have accrued with respect to 100% of the shares subject to such option. Notwithstanding any contrary provision of the preceding sentence, if the Employee incurs a Termination of Employment on account of Death or Disability prior to the time when this option is fully exercisable, the right to exercise the option awarded by this Agreement shall, on the date of death or Disability, accrue as to an additional 25% of the shares subject to this option (in addition to the shares (if any) which have become exercisable pursuant to the preceding sentence).

     5. Termination of Option. In the event of the Employee's Termination of Employment by the Company or an Affiliate for cause, the Employee may, prior to such Termination of Employment, or within ten (10) years from the date of this Agreement, whichever shall first occur, exercise the option to the extent the right to exercise the option had accrued as of the date of such Termination. Except as provided in the preceding sentence, in the event of the Employee's Termination of Employment for a reason other than death, the Employee may, within three (3) months after the date of such Termination or within ten (10) years from the date of this Agreement, whichever shall first occur, exercise the option to the extent the right to exercise the option had accrued as of the date of such Termination. In the event the Employee shall die within such three (3) month period, or shall die while in the employ of the Company or an Affiliate, the option may be exercised by the Employee's transferee, as hereinafter provided, to the same extent the right to exercise the option had accrued as of the date of death, for a period of one (1) year after the date of the Employee's death.

     6. Persons Eligible to Exercise. The option shall be exercisable during the Employee's lifetime only by the Employee.
The option shall be non-transferable by the Employee other than by a beneficiary designation made in a form and manner acceptable to the Committee (in its sole discretion), or by will or the applicable laws of descent and distribution.

     7. After the Death of Employee. To the extent exercisable after the Employee's death, the option shall be exercised only by the Employee's designated beneficiary or beneficiaries, or if no beneficiary survives the Employee, by the person or persons entitled to the option under the Employee's will, or if the Employee shall fail to make testamentary disposition of the option, his or her legal representative. Any transferee exercising the option must furnish the Company (a) written notice of his or her status as transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of the option and compliance with any laws or regulations pertaining to said transfer, and
(c) written acceptance of the terms and conditions of the option as prescribed in this Agreement.

     8. Exercise of Option. The option may be exercised by the person then entitled to do so as to any shares which may then be purchased (a) by giving written notice of exercise to the Company, specifying the number of full shares to be purchased and accompanied by full payment of the purchase price thereof (and the amount of any income tax the Company is required by law to withhold by reason of such exercise), and (b) by giving satisfactory assurances in writing if requested by the Company, signed by the person exercising the option, that the shares to be purchased upon such exercise are being purchased for investment and not with a view to the distribution thereof.

     9. Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the shares covered by the option upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the purchase of shares hereunder, the option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

     10. No Rights of Stockholder. Neither the Employee nor any person claiming under or through said Employee shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the shares issuable upon the exercise of the option, unless and until certificates representing such shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Employee.

     11. Option has No Effect on Employment. The terms of Employee's employment shall be determined from time to time by the Company, or the Affiliate employing the Employee, as the case may be, and the Company, or the Affiliate employing the Employee, as the case may be, shall have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause.

     12. Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Treasury Operations Manager, 4100 Bohannon Drive, Menlo Park, CA 94025, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Employee shall be addressed to the Employee at the address set forth beneath the Employee's signature hereto, or at such other address as the Employee may hereafter designate in writing. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified and deposited, postage and registry fee prepaid, in a United States post office.

     13. Non-Transferability of Option. Except as otherwise herein provided, the option herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of said option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, said option and the rights and privileges conferred hereby shall immediately become null and void.

     14. Maximum Term of Option. Notwithstanding any other provision of this Agreement, this option is not exercisable after the expiration of eleven (11) years from the date of this Agreement.

     15. Binding Agreement. Subject to the limitation on the transferability of the option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

     16. Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Terms used in this Agreement that are not defined in this Agreement shall have the meaning set forth in the Plan.

     17. Committee Authority. The Committee shall have all powers and discretion necessary or appropriate to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Employee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

     18. Determination of Disability. The Committee (or its delegate), in making the determination as to whether the Employee has incurred a Disability, may require the Employee to be examined (and later reexamined) by a physician or physicians selected by the Committee (or its delegate). Failure by the Employee to comply with such examination or reexamination shall result in a determination that the Employee has not incurred a Disability.

     19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

     20. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement, in duplicate, effective as of the day and year specified in paragraph 2 of this Agreement.


     INFORMIX CORPORATION



     By______________________________


     Employee Signature



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     Address

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     Social Security Number